                                                                    EXHIBIT 99.5


                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT



OPTIONEE:  1~
NUMBER OF SKYSTONE SHARES:  2~
GRANT DATE:  3~
ORIGINAL EXERCISE PRICE:  $4~


        OPTION ASSUMPTION AGREEMENT issued as of the __th day of July 1997 by Cisco Systems, Inc., a California corporation ("Cisco").

        WHEREAS, the undersigned Optionee is the holder of one or more outstanding options to purchase shares of the common stock of Skystone Systems Corporation, a corporation incorporated under the Canada Business Corporations Act ("CBCA") ("Skystone"), which were granted to Optionee pursuant to the Skystone Systems Corporation Employee Stock Option Plan (the "Option Plan") and are evidenced by a Stock Option Grant Document (the "Option Grant Document") between Skystone and Optionee.

        WHEREAS, Skystone has this day been acquired by Cisco through merger of Skystone with two wholly owned Cisco subsidiaries, Unlimco and 3381111 Canada Inc., which resulted in the wholly owned Cisco subsidiary, Amalco/Unlimco (the "Acquisition") pursuant to the Amended and Restated Acquisition Agreement dated July __, 1997 (the "Acquisition Agreement").

        WHEREAS, the provisions of the Acquisition Agreement require Cisco and Amalco/Unlimco to assume the obligations of Skystone under the options outstanding under the Option Plan at the time of the Acquisition and to issue an agreement evidencing the assumption of each such option (the "Assumption Agreement").

        WHEREAS, pursuant to the provisions of the Acquisition Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Acquisition is the equivalent of 0.237109 Exchangeable Shares of Amalco/Unlimco ("Exchangeable Shares") for each share of Skystone common stock ("Skystone Stock"). Each Exchangeable Share received on the exercise of the Assumed Options is exchangeable by the holder for Cisco Stock on a one-for-one basis at any time.

        WHEREAS, this Agreement is to be effective immediately upon the consummation of the Acquisition (the "Effective Time") and shall reflect certain adjustments to Optionee's outstanding options under the Option Plan which have become necessary by reason of the assumption of those options by Cisco and Amalco/Unlimco in connection with the Acquisition.


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        NOW, THEREFORE, it is hereby agreed as follows:

                1. The number of shares of Skystone Stock subject to the stock options held by Optionee under the Option Plan immediately prior to the Effective Time (the "Skystone Options") and the exercise price payable per share are set forth below. Cisco and Amalco/Unlimco hereby assume, as of the Effective Time, all the duties and obligations of Skystone under each of the Skystone Options and hereby agree to issue up to the number of Exchangeable Shares of Amalco/Unlimco indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Grant Document applicable thereto (as supplemented hereby) and the Option Plan, and (ii) payment of the adjusted exercise price per share set forth below.

                 SKYSTONE                                      CISCO - AMALCO/UNLIMCO
               STOCK OPTIONS                                       ASSUMED OPTIONS
               -------------                                       ---------------

  # of Shares                                           # of Shares             Adjusted
  Common Stock              Exercise                    Common Stock             Exercise
    Skystone               Price/Share                      Cisco               Price/Share
    --------               -----------                      -----               -----------

       2~                      $4~                          6~                      $7~


                2. The number of Exchangeable Shares purchasable under each Skystone Option hereby assumed and the exercise price payable thereunder reflect the Exchange Ratio at which shares of Skystone Stock were ultimately converted into Exchangeable Shares of, Amalco/Unlimco, in consummation of the Acquisition. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the Exchangeable Shares purchasable under each assumed Skystone Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Acquisition, equal the spread which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the Skystone Stock subject to the Skystone Option and the aggregate exercise price in effect at such time under the Option Grant Document. Such adjustments are also designed to preserve, on a per-share basis immediately after the Acquisition, the same ratio of exercise price per option share to fair market value per share which existed under the Skystone Option immediately prior to the Acquisition. However, no fraction of an Exchangeable Share will be issued, but in lieu thereof each holder of an assumed Skystone option who would otherwise be entitled to a fraction of an Exchangeable Share shall receive from Amalco/Unlimco an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Cisco Stock for the ten most recent days that Cisco Stock has traded ending on the trading day immediately prior to the Effective Time of the Acquisition, as reported on the Nasdaq National Market (the "Closing Price").

                3. The following provisions shall govern each Skystone Option hereby assumed by Cisco and Amalco/Unlimco:


                                       2.
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                -       Unless the context otherwise requires, all references to
the "Corporation" in each Option Grant Document and the Option Plan shall mean Cisco and Amalco/Unlimco, as appropriate, all references to "Common Stock," "Common Shares," "Option Shares," "Plan Shares" or "Shares" shall mean Exchangeable Shares (as convertible into Cisco Stock), and all references to "Board of Directors" or "Board" shall mean the Compensation Committee of the Cisco Board of Directors.

                - The grant date and the expiration date of each assumed Skystone Option and all other provisions which govern the termination of each such assumed Skystone Option shall remain the same as set forth in the Option Grant Document applicable to such option and shall accordingly govern and control the Optionee's rights under this Assumption Agreement to purchase Exchangeable Shares.

                - Each assumed Skystone Option shall vest in accordance with the same installment vesting schedule in effect under the applicable Option Grant Document immediately prior to the Effective Time, with the number of Exchangeable Shares subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no acceleration of vesting of the Skystone Options shall be deemed to occur by reason of the Acquisition, and the vesting dates under each applicable Option Grant Document shall remain the same.

                - The adjusted exercise price payable for the Exchangeable Shares subject to each assumed Skystone Option shall be payable in any of the forms authorized under the Option Grant Document and/or the provisions of the Option Plan incorporated by reference into that Option Grant Document.

                - In order to exercise each assumed Skystone Option, the Optionee must deliver to Cisco a written notice of exercise in which the number of Exchangeable Shares to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the Exchangeable Shares and should be delivered to Cisco at the following address:

                        Cisco Systems, Inc.
                        170 West Tasman Drive
                        San Jose, CA 95134
                        Attention: Option Plan Administrator

                - For purposes of applying the termination of employment provisions of the Option Grant Document, the Optionee shall be deemed to continue in employment and remain an employee for so long as the Optionee remains employed by Cisco or any present or future parent or subsidiary of Cisco, including (without limitation) Skystone or Amalco/Unlimco.

                4. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Grant Document and the Option


                                       3.
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Plan as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.



                                       4.
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        IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Assumption
Agreement to be executed on its and Amalco/Unlimco's behalf by its duly-authorized officer as of the __th day of July, 1997.

                                       CISCO SYSTEMS, INC.

                                       By:______________________________________

                                       Title:___________________________________



                                 ACKNOWLEDGMENT


        The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Skystone Options hereby assumed by Cisco Systems, Inc. and Amalco/Unlimco are as set forth in the Option Grant Document, the Option Plan and such Stock Option Assumption Agreement.


                                       -----------------------------------------
                                       1~, OPTIONEE



DATED:  __________________, 1997









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